Exhibit 99.1

Atlantic Southern Financial Group, Inc. Reports Record Second Quarter Net Earnings

MACON, Ga., July 13, 2007 — Atlantic Southern Financial Group, Inc. (NASDAQ Global Market:  ASFN) today announced record financial results for the six months ended June 30, 2007 and the second quarter of 2007.  Compared with the second quarter of 2006, the Company achieved a 51% increase in net earnings and a 7% increase in diluted earnings per share.

For the second quarter of 2007, net earnings increased to $2,058,000 compared to $1,361,000 a year earlier.  Diluted earnings per share increased to $0.46 from $0.43 a year ago.  Net earnings were $3,941,000 for the six months ended June 30, 2007 compared to $2,421,000 for the six months ended June 30, 2006.  Diluted earnings per share for the six months ended June 30, 2007 increased to $.90 from $.79 for the six months ended June 30, 2006.

Mark Stevens, President & CEO, stated, “The second quarter produced record earnings.  Our corporate strategy of balancing earnings and growth continues to be successful.  Our highly motivated management team and employees are responsible for our success and remain committed to our ‘Core of Excellence’ philosophy throughout our organization.  In addition to experiencing record earnings during the first six months, we have successfully completed two data conversions from our acquisitions of Sapelo Bancshares, Inc. and First Community Bank of Georgia.”

“We now operate fourteen retail banking centers in eight Georgia counties and one loan production office in Lowndes County, Georgia.  During the second quarter, we continued our expansion into our established markets.  In April, we opened our new branch in Bonaire, Georgia in efforts to increase our presence in the growing Houston County area.  On August 20th, we plan to open our new corporate center, Northwinds, which will be located on Bass Road in North Macon.  We are very excited about increasing our presence in this fast-growing area of north Bibb County.  As for our coastal region, our Rincon office moved to its permanent location upon the completion of its building in May.  We also have plans to start construction on our Pooler branch by the end of the year”, Stevens said.

At June 30, 2007, total gross loans were $635.5 million, up $102.4 million or 19%, from December 31, 2006.  This increase is partly due to $50.0 million in loans from the Company’s acquisition of First Community Bank during the first quarter.  “Loan growth slowed during the second quarter due to a slower real estate market.  We initiated tighter underwriting standards of real estate loans as we remain very cautious when extending loans secured by real estate. Our pipeline is growing and we expect loan demand to increase over the next several quarters”, Stevens said.  The Company’s assets grew by 18% and ended the quarter at $789,430,000 compared to $671,075,000 at December 31, 2006.

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc., operates eight banking locations in the middle Georgia markets of Macon and Warner Robins and six locations in the coastal markets of Savannah, Darien, Brunswick and St. Simons Island, Georgia and a loan production office in Valdosta, Georgia.  The Company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.